Exhibit 10.2

FACILITIES MANAGEMENT AGREEMENT

BETWEEN

GLOBAL COMPANIES LLC
(OWNER)

AND

ALLIANCE ENERGY LLC
(MANAGER)

* * *

Effective as of September 8, 2010

FACILITIES MANAGEMENT AGREEMENT

THIS FACILITIES MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into this 13th day of September, 2010, with an effective date as of the 8th day of September, 2010 (the “Effective Date”), by and between Global Companies LLC, a Delaware limited liability company (“Owner”), and ALLIANCE ENERGY LLC, a Massachusetts limited liability company (“Manager”).

WITNESSETH:

WHEREAS, Owner owns (in fee or by lease), and has leased to third-party operators those certain fuel and convenience store facilities, together with the ancillary services in connection therewith, described on Exhibit “A-1” attached hereto (as the same may be amended from time to time, the “CODO Facilities”);

WHEREAS, Owner supplies fuel to those certain third-party owned or operated fuel and convenience store facilities, described on Exhibit “A-2” attached hereto (as the same may be amended from time to time, the “DOSS Facilities”; together with the CODO Facilities, are hereinafter defined collectively as the “Facilities” and each individually as a “Facility); and

WHEREAS, Owner desires to employ Manager in the management and operation of the Facilities by delegating to Manager duties with respect to the day-to-day operation, direction, management and supervision of the Facilities, and Manager desires to assume such duties upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, Owner and Manager agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

1.1          Affiliate. An Affiliate of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, Owner and Manager shall not be deemed Affiliates of one another, as such term is used and applied herein.

1.2          Budget. A composite of an operating budget and a capital budget as mutually agreed upon by Owner and Manager from time to time, but not less frequently than once every Fiscal Year.

1.3          Depository. One or more national or state banks approved by Owner.

1.4          Environmental Laws. Any and all federal, state, or local laws, statutes, ordinances, rules, decrees, orders, or regulations relating to the environment, hazardous substances, materials, or waste, toxic substances, pollutants, or words of similar import, or environmental conditions at, on, under, or originating or migrating from any Facility, or soil, water and groundwater conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Clean Air Act, as amended, 42 U.S.C. § 1857, et seq., the Federal Water Pollution Control Act, as amended, 42 U.S.C. § 1251, et seq., the Federal Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., any amendments to the foregoing, and any similar federal, state or local laws, statutes, ordinances, rules, decrees, orders or regulations.

1.5          Facilities Employees. Those persons employed by Manager in order to directly manage, lease, maintain and operate the Facilities as contemplated by the Budget; provided that Facilities Employees shall not include any employees above the grade of territory manager and shall not include general administrative employees of Manager or its Affiliates engaged in oversight, administration or accounting for the Facilities.

1.6          Fiscal Year. The year beginning January 1 and ending December 31, or as otherwise established by Owner.

1.7          GAAP. Generally accepted accounting principles, consistently applied.

1.8          Governmental Authority. Governmental Authority shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.

1.9          Initial Term. Subject to earlier termination, the initial term of this Agreement shall commence on the Effective Date hereof and shall continue until September 30, 2013.

1.10        Person. Person shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.11        Related Management Agreement. That certain Facilities Management Agreement between Global Montello Group Corp. and Manager dated on or about the date hereof.

1.11        Standards.  The standard of care and skill required to effectively operate fuel and convenience store facilities (and those ancillary services related thereto) consistent with industry practices for facilities which are otherwise comparable to the Facilities.  To the extent, and for the duration that, any individual Facility is governed by the terms and conditions of any agreement by and between ExxonMobil Oil Corporation and/or Exxon Mobil Corporation (singly or collectively, “XMO”) and Owner, as the same may be amended, extended or replaced from time to time, the term “Standards” shall also mean and include the standard of care and skill required by XMO pursuant to those certain procedures and standards established by XMO from time to time.

1.12        Subsequent Term.  As defined in Section 7.5 of this Agreement.

1.12        Term. Subject to earlier termination or extension, collectively the Initial Term and any and all Subsequent Terms.

ARTICLE II

DUTIES AND RIGHTS OF MANAGER

2.1          Appointment of Manager.

(a)          During the Term of this Agreement, Owner hereby approves and designates Manager as its agent and grants to Manager the right to supervise and direct the day-to-day management and operation of the Facilities upon the terms and conditions provided herein.  Manager hereby agrees to the foregoing in consideration of the compensation hereinafter provided and pursuant to the terms and conditions provided herein.

(b)         Manager, as an independent contractor and as agent of the Owner, has the authority to control and direct the day-to-day management and operation of the Facilities. Except as otherwise set forth herein, and provided the same are included in the Budget, all obligations or expenses incurred hereunder, including the pro rata portion used in connection with or for the benefit of the Facilities of all purchases of, or contracts for, sales or services in bulk or in volume which Manager may obtain for discount or convenience in connection with its operation of other fuel and convenience stores, shall be for the account of, on behalf of, and at the expense of, Owner, except as otherwise specifically set forth in this Agreement.

(c)          In performing its duties, responsibilities, and obligations hereunder, Manager accepts the relationship of trust and confidence established between Owner and Manager by this Agreement, and agrees: (i) to act in a fiduciary capacity with respect to the matters subject to Manager’s control under this Agreement; (ii) to deal at arm’s length with all persons and parties providing services with respect to the Facilities; (iii) to furnish its skill and judgment in the operation of the Facilities in accordance with the Standards; (iv) to cooperate with Owner and to furnish efficient business administration and oversight in a manner consistent with the Budget; (v) to coordinate with Owner and obtain direction, approvals, and consents from Owner to the extent required under this Agreement; and (vi) to devote a sufficient amount of time, attention, skilled personnel, and other resources to its duties and responsibilities under this Agreement.

2.2          General Operation.

(a)           Manager shall operate the Facilities in accordance with the Standards, including, without limitation, ensuring compliance with all branding and proprietary requirements.

(b)           In addition to the other obligations of Manager set forth herein, Manager shall render the following services consistent with the Budget and perform the following duties for Owner in a faithful, diligent efficient manner:

(1)           Provide all management services as described on Exhibit “B” attached hereto and incorporated herein;

(2)           Provide quality merchandise and maintain adequate inventory of motor fuel and convenience store inventory normally offered for sale from a first class, full service, automotive service station and convenience store of similar size and type to the Facilities;

(3)           Perform all services in a good workmanlike manner;

(4)           Ensure orderly and well-kept business establishments and keep the Facilities (interior and exterior), sidewalks, pump islands, approaches, landscaping and driveways properly lighted, clean, safe, sanitary and free of trash, rubbish and other debris;

(5)           Maintain sufficiently trained and qualified employees required to consistently operate the Facilities in an efficient, courteous and organized manner; and

(6)           Comply with the requirements of any conditional use permit(s), license(s), approval(s) and all other applicable laws covering the operation of the Facilities.

2.3          Manager and Other Personnel.

(a)          Manager shall have in its employ at all times sufficient number of capable Facilities Employees to properly, safely, and economically manage, operate and maintain the Facilities, as set forth in the Budget. All matters pertaining to the employment, supervision, compensation, promotion, and discharge of such employees are the responsibility of Manager; provided however, that salaries, wages, and costs of each Facilities Employee shall be detailed in the Budget and such amounts shall be paid from the Facilities accounts.

(b)         Manager shall comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer-employee related subjects under Manager’s control. Manager represents that it is and will continue to be an Equal Opportunity Employer.

(c)          Manager shall comply with all federal immigration laws relating to its employees and shall not employ any person who is not authorized to work or remain a resident of the United States pursuant to federal law.

(d)         Manager shall work with Owner to comply with all municipal, state and federal laws relating to the storage, distribution and sale of tobacco products and alcoholic beverages, including maintaining the proper permits for the Facilities and Manager’s employees working at the Facilities for the sale thereof.

(e)          All persons employed in connection with the management and operation of the Facilities shall be employees of the Manager or of such consultants, independent contractor or contractors as may be retained by Manager.

2.4          Contracts and Supplies. Manager shall, in the name of, and on behalf of, Owner, and at Owner’s expense, and in accordance with the Budget, (x) consummate arrangements with concessionaires, licensees, suppliers, vendors and other providers of goods and services to the Facilities, as applicable, (y) enter into contracts for the furnishing to the Facilities of electricity, gas, water, telephone, cleaning, vermin extermination, heating, ventilation and air-conditioning maintenance, security protection, pest control, and any other utilities, goods, services and concessions to be provided in connection with the maintenance and operation of the Facilities in accordance with the Standards, as applicable, and (z) place purchase orders for such equipment, tools, appliances, materials and supplies as are necessary to properly maintain, and are used exclusively for, the Facilities, as applicable. Any contracts or agreements (i) with a cancellation or termination fee in excess of $100,000, or (ii) the scope of which are outside of the ordinary course of business and are not otherwise contemplated under the Budget, shall be executed by Owner, but other contracts and agreements may be executed by Manager as Owner’s agent. Each such contract or agreement shall: (a) be in the name of the Facility or Facilities it will serve, (b) be assignable, at Owner’s option, to Owner or Owner’s nominee, (c) include a provision of cancellation thereof by Owner or Manager upon not more than one hundred twenty (120) days written notice and/or contain a cancellation or termination fee not in excess of $100,000, unless otherwise agreed in writing by Owner and Manager, and (d) shall require that all contractors provide evidence of sufficient insurance and named insureds on terms satisfactory to Owner. If this Agreement is terminated pursuant to Article VII, Manager shall, at Owner’s option, assign to Owner or Owner’s nominee all contracts and agreements pertaining to any of the Facilities. Manager shall notify Owner if any such contracting entity is either a subsidiary, affiliate, or has any other relationship whatsoever to Manager. Manager shall be authorized to use third party services so long as the prices for services/sales by such parties are competitive with other market-rate suppliers. Manager shall pass on to Owner, as additional operating revenue or reduced operating expenses, as the case may be, all rebates and discounts received by Manager or its Affiliates in connection with its management of the Facilities.

2.5          Alterations, Repairs and Maintenance.

(a)           Manager shall make or install, or cause to be made and installed, or do or cause to be done at Owner’s expense and in the name of Owner, all reasonably necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Facilities consistent with the Standards and in accordance with the Budget; provided, however, that no unbudgeted expenditure in excess of $50,000 per item may be made for such purposes without the prior written approval of Owner, unless emergency repairs involving manifest danger to life or property are immediately necessary for the preservation of the safety of the Facilities, or for the safety of the customers, are required to avoid the suspension of any necessary service to the Facilities, or are in response to spills, in which event such expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by this Section 2.5(a). Manager shall, however, before the end of the next business day, notify Owner in detail of such expenditures.

(b)           In accordance with the terms of the Budget or upon written approval (except in the case of emergency) of Owner, Manager shall, at Owner’s expense, from time to time during the Term hereof, make all required capital replacements or repairs to the Facilities.

2.6          Licenses and Permits. Manager and Owner shall work together to apply for, obtain and maintain, in the name and at the expense of Owner, all licenses and permits required of Owner or Manager in connection with the management and operation of the Facilities. Owner agrees to execute and deliver any and all applications and other documents and to otherwise reasonably cooperate with Manager in applying for, obtaining and maintaining such licenses and permits.

2.7          Compliance. Manager, at Owner’s expense, shall cause all such acts and things to be done in and about the Facilities as Manager shall reasonably deem necessary to comply with (a) all laws, regulations and requirements of any federal, state or municipal government, having jurisdiction respecting the use or manner of use of the Facilities or the maintenance or operation thereof, and (b) the Standards.

2.8          Legal Proceedings. If Manager shall receive any notice or become aware of any claim, demand, suit or other legal proceeding made or instituted against Owner and/or Manager on account of any matter connected with any Facility, Manager shall give Owner and all applicable insurance companies all information in its possession in respect thereof, and shall assist and cooperate with Owner in all respects in the defense of any such suit or other legal proceeding. Manager shall obtain the written authorization of Owner before entering into any compromise, settlement, or release of any such legal action; provided, however, the written authorization of Owner shall not be required for any compromise, settlement, or release of legal action if (a) the cost to Owner of the same is less than $5,000, or (b) such action is within the ordinary course of business. Any moneys for such settlements paid out by Manager shall be an operating expense of the Facilities. Except in connection with the defense of any suit or other legal proceeding as to which Owner or Manager is obligated to indemnify the other party under Sections 6.2 or 6.3, respectively, reasonable attorney’s fees, filing fees, court costs and other necessary expenditures incurred in the connection with such action shall be paid out of the Facilities operating account or shall be reimbursed directly to Manager by Owner. Manager, with Owner’s approval, may select the attorney or attorneys to handle any and all such litigation.

2.9          Notice to Owner. Manager shall promptly notify Owner in writing of the occurrence of any of following: (i) any material breach of this Agreement by Owner or Manager, (ii) following detection of, any fraud, misrepresentation or embezzlement by Manager or any of the Facilities Employees (other than cash shortages, inventory shrinkage or petty theft, which are otherwise not unusual in the operation of fuel and convenience store facilities), and (iii) any other significant event whether occurring at a Facility or off-site which could have an adverse material effect on the operation of the Facilities individually or collectively.

2.10        Environmental Compliance.

(a)           Manager agrees to comply and cooperate with and abide by all Environmental Laws.  Manager shall adopt and use, or cause to be adopted or used, all engineering and related technical assistance available and standard to the industry and any required by the Governmental Authority to protect the health and safety of persons, which may include, depending upon development activities occurring at the Facilities from time to time, the use of engineering controls to prevent the migration of vapors and/or liquids containing contamination into any buildings, underground utilities or storm water retention/detention ponds.

(b)           Manager shall forward to Owner immediately upon receipt, by facsimile or overnight service, copies of all notices from Governmental Authorities that may apply to or affect Owner’ interest or rights in the Facilities, or that result from actual or alleged violations of law or standards at any Facility. Owner shall have the right to promptly investigate and undertake the appropriate remedy. Manager agrees to cooperate at all times with Owner, and/or the prior owners of the Facilities, during any investigation or remedial activity.

(c)           Manager agrees that representatives of Owner shall be permitted to enter upon the Facilities from time to time to perform physical measurements and reconciliation(s) of product stored in the UST system and to inspect and/or test any equipment and review any records used for complying with any local, state or Federal environmental protection or environmental compliance requirement including, but not limited to, Manager’s inventory reconciliation(s) and inspection records. However, Owner is not obligated to make any such inspections or tests.

ARTICLE III

MANAGEMENT FEES

3.1          Management Fee. Management fees shall be paid to Manager in such amounts and at such times as set forth on Exhibit “C” attached hereto and incorporated herein and as otherwise set forth herein.

ARTICLE IV

DEPOSITS AND DISBURSEMENTS

4.1          Bank Deposits. All amounts received at or with respect to the Facilities by Manager for, or on behalf of, Owner shall be deposited by Manager with the Depository in such accounts and in such a manner as mutually agreed to by the chief financial officers of Owner and Manager.  All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed in accordance with this Agreement.

4.2          Disbursement of Deposits. Manager shall disburse and pay all funds on deposit in the operating accounts maintained hereunder on behalf of, and in the name of, Owner in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Facilities, as applicable, in accordance with the Budget, subject to the limitations set forth in this Agreement, including Section 4.1 above.

4.3          Working Capital. Owner shall furnish and maintain in the operating accounts maintained by Manager hereunder such funds as may be necessary to discharge financial commitments required to efficiently operate the Facilities, meet all payrolls and satisfy, before delinquency, all accounts payable, and reimburse Manager for authorized costs and expenses paid or incurred by Manager hereunder; it being understood and agreed that Manager shall have no responsibility or obligation with respect to furnishing any such funds.

4.4          Authorized Signatories. Any persons from time-to-time designated by Manager and approved by Owner shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts, subject to the limitations set forth herein.

ARTICLE V

ACCOUNTING

5.1          Books and Records. Manager shall keep books and records in accordance with GAAP or by such other manner as reasonably requested by Owner from time to time.  Manager shall preserve all books and records for a period of seven (7) years.  Books and records shall be kept at the Facilities or at the locations where any central accounting and bookkeeping services are performed by Manager, but at all times shall be the property of Owner.

5.2          Periodic Statements and Audits.  Manager shall deliver, or cause to be delivered, to Owner such reports as are required to be prepared and/or delivered by Manager or as otherwise reasonably requested by Owner from time to time.

5.3          Internal Control over Financial Reporting.  As it pertains herein, Owner shall, with the assistance of Manager, be responsible for establishing and maintaining effective internal control over financial reporting (the process for which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP) and assessing the effectiveness of internal control over financial reporting.  As it pertains herein, Owner shall, with the assistance of Manager, perform an evaluation and make an assessment of the effectiveness of internal control over financial reporting as of each Fiscal Year ending December 31, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  Based on such assessment, Owner, with the assistance of Manager, shall conclude whether effective internal control over financial reporting was maintained for each Fiscal Year ending December 31, based on the control criteria established by COSO.  Additionally, Manager shall advise Owner whether there has been any change in the internal control over financial reporting that occurred during each fiscal quarter ending March 31, June 30, September 30 and December 31 that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting.

ARTICLE VI

GENERAL COVENANTS OF OWNER AND MANAGER

6.1          Owner’s Right of Inspection and Review.  For the purpose of examining or inspecting the Facilities and examining or auditing or making extracts of books and records, Owner and Owner’s partners, accountants, attorneys and agents shall have the right, upon reasonable notice, to enter upon any part of the Facilities, or at the locations where central accounting and bookkeeping services are performed by Manager, at all reasonable times during the Term of this Agreement; provided that any inspection shall be done with as little disruption to the business of the Facilities or Manager as possible. Manager shall be entitled to require that representatives of Owner conducting any such inspection be accompanied by representatives of Manager.

6.2          Owner’s Indemnity. Manager shall be indemnified and held harmless by Owner from and against any and all claims, demands, liabilities, costs (including reasonable attorney’s fees), damages, and causes of action of any nature whatsoever arising out of or incidental to Manager’s performance of its responsibilities under this Agreement except as provided to the contrary in this Agreement or where Manager has committed (i) fraud, (ii) gross negligent acts or omissions, (iii) willful misconduct, (iv) a material breach of any provision of this Agreement, or (v) the alleged or actual violation by Manager of labor, employment, or discrimination laws (in any or all such cases in (i)-(v), an “Improper Action”). Notwithstanding the foregoing, Owner shall defend, indemnify and hold Manager and its Affiliates harmless from any claims, damages or liabilities related to environmental contamination and/or remediation arising out of a release of gasoline, diesel or any hazardous substance at the Facilities (an “Environmental Action”), except to the extent such Environmental Action arose out of the gross negligence or intentional acts of, or material breach of Section 2.10 of this Agreement by, Manager or its Affiliates, employees, agents or representatives.

6.3          Manager’s Indemnity. Manager shall indemnify and hold Owner harmless from and against any and all claims, demands, liabilities, costs (including reasonable attorney’s fees), damages, and causes of action of any nature whatsoever arising out of activities by Manager constituting an Improper Action or due to the gross negligence or intentional acts of, or material breach of Section 2.10 of this Agreement by, Manager or its Affiliates, employees, agents or representatives resulting in an Environmental Action; provided, however, Manager’s aggregate liability hereunder and under the Related Management Agreement shall in no event exceed Five Million Dollars ($5,000,000), over and above the utilization of any and all insurance proceeds.

6.4          Waiver of Claims. Notwithstanding anything in this Agreement to the contrary, Owner and Manager hereby waive and release each other from any and all right of recovery, claim, liability, loss or damage that may occur to the Facilities or any personal property within the Facilities by reason of fire, elements, casualty, or other matters which are insurable under an all-risk property insurance policy, regardless of whether the negligence or fault of the other party or other party’s agents, officers, or employees causes or is alleged to have caused such claim, liability, loss or damage; provided, however, that if either party’s acts or omissions under this Agreement or in connection therewith result, for any reason, in nonpayment or underpayment of insurance proceeds covering such claim, loss, liability or damage, or in payment by such other party of a deductible, the offending party shall indemnify, pay, bear and hold the non-offending party harmless for the actual losses and expenses resulting from or associated with such liability, claim, loss or damage. Owner and Manager shall obtain a waiver of subrogation from their respective insurance companies, which have issued policies covering all risk of direct physical loss and shall have the insurance policies endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained herein.

6.5          Scope of Indemnity. Any party’s duty to indemnify any other party, as provided for in Section VI hereof, shall include the obligation to defend the indemnified party in any such action. All costs and expenses of such defense shall be borne by the indemnifier. In the event the indemnitee deems it necessary or expedient to procure legal representation in such proceeding in order to protect the indemnitee’s rights therein, all costs and expenses of such defense (including, but not limited to, reasonable attorney’s fees) shall be borne by the indernnitor. The indemnitor waives for itself and for its insurance carriers any rights of subrogation which the indemnitor’s insurance carriers may have against the indemnitees. THE INDEMNITIES SET FORTH IN THIS ARTICLE VI SHALL APPLY EVEN IF THE SUBJECT LOSSES, CLAIMS, LIABILITIES OR DAMAGES ARE DUE IN PART TO AN INDEMNITEE’S GROSS NEGLIGENCE OR OTHER FAULT BUT SHALL NOT EXTEND TO THE PERCENTAGE OF DAMAGES CAUSED BY SUCH INDEMNITEE’S GROSS NEGLIGENCE OR OTHER FAULT.

6.6          Term of Indemnification. The indemnification made by any party to this Agreement, for and on behalf of any other party to this Agreement, for and on behalf of any other party to this Agreement, shall survive the termination of this Agreement.

ARTICLE VII

DEFAULTS AND TERMINATION RIGHTS

7.1          Termination Upon Event of Default.

(a)           The following shall constitute events of default (“Events of Default”):

(i)                  the filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either Owner or Manager;

(ii)               the consent to an involuntary petition in bankruptcy or the failure by either Owner or Manager to vacate within sixty (60) days from the date of entry thereof of any order approving an involuntary petition;

(iii)            the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either Owner or Manager a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(iv)           the gross negligence, fraud or willful misconduct of Owner or Manager, as the case may be, in the performance or observance of its obligations, duties or services, as applicable, provided for under the terms of this Agreement, to the extent the same materially and adversely effects the non-defaulting party;

(v)              the failure of either Owner or Manager to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in this Agreement to the extent the same materially and adversely effects the non-defaulting party, and the continuance of any such default for a period of ninety (90) days after written notice of said failure or, if such default (a) is not a default in the payment of a monetary sum provided to be paid under this Agreement, and (b) cannot be reasonably cured within such ninety (90) day period but is susceptible of cure with reasonable diligence, and Owner or Manager (whichever is the defaulting party) commences such cure promptly following receipt of written notice of said failure, then for such additional period as such cure shall continue to be pursued with reasonable diligence, but in any event not longer than one hundred twenty (120) days after written notice of said failure, unless and except further extensions of the cure period are afforded to the defaulting party upon written consent from the non-defaulting party, which consent shall not be unreasonably withheld, conditioned or delayed; and

(vi)           the occurrence of an Event of Default under the Related Management Agreement.

(b)           Upon the occurrence of an Event of Default, the non-defaulting party may, without prejudice to any other recourse at law or in equity which it may have, give to the defaulting party notice (a “Final Notice”) of the termination of this Agreement and upon the delivery of such Final Notice to the defaulting party, this Agreement shall terminate.

7.2          Remedies of Owner. Upon the occurrence of an Event of Default by Manager, Owner shall, in addition to the right of termination set forth above, have the right to take such action as shall be necessary to cure such default on behalf of Manager, and Manager shall pay to Owner, within ten (10) business days following written demand by Owner, such sums as Owner has incurred or is obligated to pay in order to cure such default, together with interest thereon from the date of advancement by Owner at a default rate equal to 5%  per annum if such sum is not timely paid by Manager. Owner shall have no further obligation to pay any management fee or other amounts due hereunder which would otherwise accrue after the date of such termination and Manager shall remain liable for any losses suffered as a result of Manager’s default and the resulting termination of this Agreement.

7.3          Remedies of Manager. Upon the occurrence of an Event of Default by Owner as specified in Section 7.1 hereof, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.3, Owner shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination, including accrued management fees and other amounts due hereunder.

7.4          Casualty. In the event that any of the Facilities is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the Term of this Agreement, such Facility shall be excluded from this Agreement for the period of rebuilding or restoration; provided that Owner shall have no obligation to restore such Facility. Owner shall be entitled to retain all insurance and condemnation proceeds attributable to such occurrence.

7.5          Extension of the Term. The Initial Term of this Agreement shall automatically be extended for consecutive additional one (1) year periods (each, a “Subsequent Term”) upon written notice by either party electing to extend such Term (an “Extension Notice”) not less than twenty four (24) months prior to the expiration date of the then current Term (the “Notice Date”).  Upon receipt of an Extension Notice, the parties shall have up to one hundred (120) days to reach a mutual agreement as to the amount of the management fee for such Subsequent Term.  If no party delivers an Extension Notice by the Notice Date or the parties are unable to agree upon a management fee for the next Subsequent Term within one twenty (120) days of receipt of an

Extension Notice, then this Agreement shall automatically expire at the end of the then current Term.

7.6          Actions Upon Termination or Expiration of the Term; Delivery of Books and Records. Upon the expiration or termination of this Agreement, each party hereto shall promptly pay to the other, as soon as the same is reasonably determinable after the effective date of such expiration or termination, any and all amounts (if any) required to be paid to the other party hereto in accordance with the terms of this Agreement, and upon such payments neither party hereto shall have any further claim or right against the other except as may be otherwise expressly provided herein. Further, upon the effective date of such expiration or termination of this Agreement, Manager shall immediately deliver to Owner (or to any other party at Owner’s direction) the originals of all books, permits, plans, records, leases, licenses, contracts, correspondence and other documents pertaining to the Facilities and their operation, as well as all equipment, supplies, keys, locks, safety-combinations, and advertising and promotional materials developed, maintained, kept or possessed by Manager with respect to the Facilities.

ARTICLE VIII

INSURANCE

8.1          Insurance Coverage. Manager will maintain and keep in force a comprehensive program of insurance insuring both Owner and Manager against risks commonly insured against by the owners and operators of comparable facilities, including without limitation (i) commercial general liability insurance insuring against loss, damage or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the Facilities with bodily injury coverage of not less than One Million Dollars ($1,000,000) per incident and not less than Two Million Dollars ($2,000,000) in the aggregate, (ii) worker’s compensation insurance in full compliance with all applicable state and federal laws and regulations covering all employees of Manager performing work with respect to the Facilities operations, and (iii) automobile liability insurance with bodily injury limits of not less that One Million Dollars ($1,000,000) in the aggregate. Manager and Owner shall agree annually upon the precise scope of such program of insurance, including the types of coverage to be obtained, the policy limits of such policies, the self-insured retention and deductible to be maintained under any such policy and the identity of the insurance company(ies) providing such coverage. Owner and Manager will both be named insureds as to property insurance, commercial general liability insurance, automobile liability insurance and UST insurance, but only Manager (as the employer) shall be the named insured on the workers’ compensation insurance. Owner and Manager agree that in the event any Facility sustains a loss by reason of fire or other casualty which is covered by property insurance and such fire or casualty is caused in whole or in part by the acts or omissions of Manager, its agents, servants, or employees, then Owner agrees to look solely to its insurance proceeds and Owner shall have no right of recovery against Manager or its agents, servants or employees, and no third party shall have any right of recovery against Manager, its agents, servants, or employees by way of subrogation. Such subrogation provision between Manager and Owner shall be disclosed to Owner’s insurer. This provision shall apply with respect to any policies presently maintained or that may hereafter be acquired by Owner.  Manager shall provide a certificate to Owner showing all requirements set forth in this section.

8.2          Subrogation and Indemnity Provisions.

(a)           Any insurance which is procured and maintained which in any way is related to the Facilities or the authorized activities connected therewith, is for the sole benefit of the party securing such insurance and others named as insureds, and Manager and Owner hereby release the other from all rights of recovery under or through subrogation or otherwise for any loss or damage to the extent recovery is made from insurance.

(b)           Without limiting subsection (a) of this Section 8.2, Owner and Manager hereby waive against the other any and all claims and demands of whatsoever nature for damages, loss or injury to the other’s property in, upon or about the Facilities, except for claims and demands arising out of gross negligence or willful misconduct of Owner, Manager, or either of their respective agents, employees, officers or contractors.

(c)           Owner shall indemnify, defend and hold Manager and Manager’s agents, officers and employees harmless from all claims, losses, costs, damages or expenses resulting or arising from the failure by Owner to effect and maintain any insurance coverage required herein to be maintained by Owner.

(d)           Manager shall indemnify, defend and hold Owner and Owner’s agents, officers and employees harmless from all claims, losses, costs, damages or expenses resulting or arising from the failure by Manager to effect and maintain any insurance coverage required herein to be maintained by Manager.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1          Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

9.2          Notices. Any notice or communication hereunder must be in writing, and may be given by registered or certified mail, or by personal delivery, regular mail, courier service, facsimile transmission, electronic transmission or other commercially reasonable means. If given by registered or certified mail, notice shall be deemed to have been given and received on the earlier of actual receipt or refusal of delivery or the third business day following the date on which a registered or certified letter containing such notice, properly addressed, with postage prepaid, is deposited in a postal receptacle regularly serviced by the United States Postal Service. If given otherwise than by registered or certified mail, such notice shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notices or communications shall be given to the parties hereto at the addresses set forth beneath the names of the respective parties on the signature page hereof. Any party hereto may, at any time and from time to time, by giving not less than ten (10) days’ prior written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

9.3          Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

9.4          No Joint Venture or Partnership. The relationship between Owner and Manager under the terms of this Agreement shall be that of independent parties, and notwithstanding anything to the contrary set forth herein, Manager shall perform its duties and provide the services contemplated by this Agreement as an independent contractor. Except as expressly provided to the contrary in this Agreement, it is agreed that Owner is concerned only with the result of the performance of such duties and provision of such services and is not directing Manager as to particular means and methods of performing such duties and providing such services. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or any other similar relationship. No personal liability shall accrue hereunder against any individual, officer, director, shareholder, representative or employee of Owner or Manager.

9.5          Dispute Resolution. Owner and Manager hereby mutually agree that any dispute or claim in law or equity arising out of this Agreement or any resulting transaction, including disputes or claims involving the parties to this Agreement, their officers, agents, or employees, shall be submitted to neutral, binding mediation. The parties agree to act in good faith to participate in mediation, and to identify a mutually acceptable mediator. If a mediator cannot be agreed upon by the parties, each party shall designate a mediator and those mediators shall select a third mediator who shall act as the neutral mediator, assisting the parties in attempting to reach a resolution.  Such mediator will render a final and binding decision on those unresolved items which shall be binding upon the parties and shall be enforceable in any court of competent jurisdiction.

Both parties shall share the cost of the dispute resolution process equally although attorneys and witnesses or specialists are the direct responsibility of each party and their fees and expenses shall be the responsibility of the individual parties.

9.6          Consequential Damages. Notwithstanding anything to the contrary in this Agreement, each of Owner and Manager waive, to the fullest extent permitted by law, the right to recover business disruption, lost profits, incidental, punitive, special, indirect or consequential damages arising from or related to this Agreement.

9.7          Confidentiality.  Manager and Owner each acknowledges and agrees that any information constituting a trade secret or otherwise of a proprietary, secret or confidential nature of or relating to each other’s business (collectively, “Confidential Information”) acquired by either Manager or Owner during the course of the Term of this Agreement is the exclusive property of, and of great value to, Owner or Manager, as the case may be.  Each party agrees that without the prior written permission of the other party, neither party shall divulge to any person or entity (other than to officers, directors and employees of Owner and Manager, or in connection with the proper business and affairs of Owner or Manager), either during the Term or at any time thereafter, any Confidential Information, unless and to the extent that said information becomes publicly known (a) other than as a result of Manager’s or Owner’s gross negligence or willful misconduct; or (b) as may be required by applicable law or in connection with any investigation, suit or other proceeding before any court, tribunal, arbitration proceeding or agency having competent jurisdiction thereover, provided, however, that Manager and Owner each agrees to use its best efforts to provide the affected party with adequate and timely written notice so as to enable such party to seek a protective order or other appropriate relief.

9.8          Modification. Any amendment, modification, termination or release of this Agreement may be effected only by a written instrument executed by Manager and Owner.

9.9          Total Agreement. This Agreement is a total and complete integration of any and all undertakings existing between Manager and Owner with respect to the management of the Facilities and supersedes any prior oral or written agreements, promises or representations between them concerning such subject matter.

9.10        Approvals and Consents. If any provision hereof requires the approval or consent of Owner or Manager to any act or omission, such approval or consent shall not be unreasonably withheld, conditioned or delayed.

9.11        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign this Agreement without obtaining the other party’s prior written consent; provided, however, that either party may, without the other party’s consent, assign this Agreement to any Affiliate.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Facilities Management Agreement as of the day and year first above written.

OWNER:

GLOBAL COMPANIES LLC

By:	/s/ Thomas J. Hollister
Name:	Thomas J. Hollister
Title:	Chief Operating Officer and Chief Financial Officer_

800 South Street, Suite 200
Waltham, MA 02454
Attention: Chief Financial Officer
Telephone: (781) 398-4202
Facsimile: (781) 398-9202

with a copy to:

800 South Street, Suite 200
Waltham, Massachusetts 02454
Attention: General Counsel
Telephone: (781) 398-4211
Facsimile: (781) 398-9211

MANAGER:

ALLIANCE ENERGY LLC

By:	/s/ Andrew Slifka
Name:	Andrew Slifka
Title:	President

404 Wyman Street, Suite 425
Waltham, MA 02451
Attention: Chief Financial Officer
Telephone: (781) 674-7787
Facsimile: (781) 674-7799

with a copy to:

404 Wyman Street, Suite 425
Waltham, MA 02451
Attention: General Counsel
Telephone: (781) 402-8897
Facsimile: (781) 674-7799